On May 1, 2016, Calvert VP SRI Large Cap Core Portfolio (formerly, Calvert
VP SRI Large Cap Value Portfolio), a series of Calvert Variable Products, Inc. (Portfolio) changed its definition of large-cap companies as those whose market capitalization falls within the range of the Russell 1000 Index at the time of investment. As of December 31, 2015, the market capitalization of the Russell 1000 Index ranged from $380 million to $587.2 billion with a weighted average level of $124.2 billion. Additionally, the Portfolio may also invest in mid-cap and small-cap companies.

Prior to May 1, 2016, the Portfolio defined large-cap companies as those within the range of market capitalizations of the Russell 1000 Value Index at the time of investment. As of December 31, 2014, the market capitalization of the Russell 1000 Value Index companies ranged from $276.8 million to $388.4 billion with a weighted average level of $112.3 billion.

On May 1, 2016, the Portfolio changed its name from Calvert VP SRI Large Cap Value Portfolio to Calvert VP SRI Large Cap Core Portfolio.

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On October 1, 2015, Calvert VP SRI Large Cap Core Portfolio (formerly, Calvert
VP SRI Large Cap Value Portfolio), a series of Calvert Variable Products, Inc., adopted the Calvert Principles for Responsible Investment (the Principles). The Principles are the over-arching framework through which Calvert Investments evaluates corporations for investment, and the Principles guide our stewardship with companies on behalf of clients through active engagement.
 In conjunction with financial analysis, the Principles are applied across industries and to specific companies in order to inform our view of risk and opportunity factors that may affect investment performance.

Calvert Principles for Responsible Investment

We believe that most corporations deliver a net benefit to society, through their products and services, creation of jobs and the sum of their behaviors. As a responsible investor, Calvert seeks to invest in companies that provide positive leadership in the areas of their business operations and overall activities that are material to improving societal outcomes, including those that will affect future generations.

Calvert seeks to invest in companies that balance the needs of financial and non-financial stakeholders and demonstrate a commitment to the global commons as well as to the rights of individuals and communities.

Calverts passive indices seek to include companies based on the following Principles. Calverts active investment strategies give priority to the Principles and seek superior risk adjusted financial returns relative to market benchmarks.

Our stewardship on behalf of our clients extends to active engagement with companies held in our portfolios consistent with our proxy voting guidelines.

Advance Environmental Sustainability and Resource Efficiency

Reduce the negative impact of business operations on the environment

Manage water scarcity and ensure efficient and equitable access to clean sources

Mitigate impact on all types of natural capital

Diminish climate-related risks and reduce their carbon emissions

Drive sustainability innovation and resource efficiency through business operations and products and services

Contribute to Equitable Societies and Respect Human Rights

Respect consumers by marketing products and services in a fair and ethical manner, maintaining integrity in customer relations and ensuring the security of sensitive consumer data

Respect human rights, respect culture and tradition in local communities and economies and respect Indigenous Peoples Rights

Promote diversity and gender equity across workplaces, marketplaces and communities

Demonstrate a commitment to employees by ensuring development, communication, appropriate economic opportunity and decent workplace standards

Save lives by guaranteeing product safety while promoting public health

Accountable Governance and Build Transparency

Provide responsible stewardship of capital in shareholders best interests

Exhibit accountable governance and develop effective boards that reflect expertise and diversity of perspective and provide oversight of sustainability risk and opportunity

Integrate environmental and social risks, impacts and performance in material financial disclosures in order to inform shareholders, benefit stakeholders and contribute to company strategy

Lift ethical standards in all operations, including in dealings with customers, regulators and business partners

Demonstrate transparency and accountability in addressing adverse events and controversies while minimizing risks and building trust

Calverts commitment to these Principles signifies continuing focus on companies with superior corporate responsibility and sustainability. The application of the Principles generally precludes investments in companies that:


Demonstrate poor environmental performance or compliance records, contribute significantly to local or global environmental problems, or include risks related to the operation of nuclear power facilities.

Are the subjects of serious labor-related actions or penalties by regulatory agencies or demonstrate a pattern of employing forced, compulsory or child labor.

Exhibit a pattern and practice of human rights violations or are directly complicit in human rights violations committed by governments or security forces, including those that are under U.S. or international sanction for grave human rights abuses, such as genocide and forced labor.

Exhibit a pattern and practice of violating the rights and protections of Indigenous Peoples.

Demonstrate poor corporate governance or engage in harmful or unethical business practices.

Manufacture tobacco products.

Have significant and direct involvement in the manufacture of alcoholic beverages or gambling operations.

Manufacture or sell firearms and/or ammunition.

Manufacture, design, or sell weapons or the critical components of weapons that violate international humanitarian law; or manufacture, design, or sell inherently offensive weapons, as defined by the Treaty on Conventional Armed Forces in Europe and the U.N. Register on Conventional Arms, or the munitions designed for use in such inherently offensive weapons.

Abuse animals, cause unnecessary suffering and death of animals, or whose operations involve the exploitation or mistreatment of animals.

Develop genetically-modified organisms for environmental release without countervailing social benefits such as demonstrating leadership in promoting safety, protection of Indigenous Peoples rights, the interests of organic farmers and the interests of developing countries generally.